Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								    Is this the
Series								   last filing
Number		Series Name					For this series?
								(Y or N)

91		Patriot Balanced Fund				    N
92		Ascendant Deep Value Bond Fund		            N
95		Patriot Fund					    N
119		Probabilities Fund		   	    	    N
128		Ascendant Tactical Yield Fund			    N
137		Deer Park Total Return Credit Fund		    N
141		Princeton Premium Fund			            N

* Please refer to the Semi Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.